EXHIBIT 99.1

Kenneth I. Moch Appointed to Board of Directors of Emisphere Technologies

CEDAR KNOLLS, N.J., Dec. 23, 2008 (GLOBE NEWSWIRE) -- Emisphere Technologies, Inc. (Nasdaq:EMIS) today announced that Kenneth I. Moch has been appointed to its Board of Directors. Mr. Moch will also serve on the Emisphere Audit Committee. He will fill the vacancy created by the death of Howard M. Pack, with a term that will continue until the Company's 2010 Annual Meeting.

"Ken Moch has an impressive record advising the management and governing boards of biotechnology companies," said Michael V. Novinski, President and Chief Executive Officer of Emisphere. "His past experiences will provide leadership and benefit to Emisphere."

Mr. Moch is the Founder and President of Euclidean Life Science Advisors, which provides strategic advisory services to life sciences companies. He is a former Managing Director of ThinkEquity Partners, an investment bank focusing on high-growth companies, and former Chairman, President and Chief Executive Officer of Alteon, a biotech company specializing in small molecule therapeutics for cardiovascular aging and diabetic complications. He previously served as President and Chief Executive Officer of Biocyte Corporation, the cellular therapy company that pioneered the collection and commercial application of cord blood stem cells in transplantation and cellular therapy.

Mr. Moch holds a degree in biochemistry from Princeton University and received his MBA from the Stanford Graduate School of Business.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules using its Eligen(r) Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen(r) Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates, savings and efficiencies attainable by Emisphere in the future, and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere to realize savings from efficiencies in staffing and facilities, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 13, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008.

CONTACT:  Emisphere Technologies, Inc.
          Bob Madison, Senior Director Corporate Communications
          973-532-8001
          bmadison@emisphere.com

          Adam Friedman Associates
          Adam Friedman
          212-981-2529, ext. 18
          adam@adam-friedman.com